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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Waddell & Reed Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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[LETTERHEAD]

March 5, 2010

Dear Stockholder:

        Thank you for your investment in Waddell & Reed Financial, Inc. I would like to bring to your attention a matter of serious concern for our company. The enclosed proxy statement for our 2010 Annual Meeting of Stockholders contains a proposal (Proposal 3) that your Board of Directors believes, if adopted, could put Waddell & Reed Financial, Inc. at a serious competitive disadvantage and could erode the value of your investment.

        Your Board of Directors recommends a vote AGAINST Proposal 3. Please take the time to vote—every stockholder vote counts!

        Proposal 3 recommends that the Board of Directors adopt a policy requiring an advisory vote of our stockholders to approve the Compensation Committee Report and the executive compensation policies and practices set forth in the company's Compensation Discussion & Analysis in our proxy statement. We believe that this proposal is wrong for our company.

  •
  Adoption of Proposal 3 could put Waddell & Reed Financial, Inc. at a competitive disadvantage

        If Proposal 3 passes and advisory votes are held annually on the Compensation Committee Report and the executive compensation policies and practices set forth in the company's Compensation Discussion & Analysis, any such vote of disapproval creates the risk of unintended consequences and negative publicity for your company. Our peers who do not subject themselves to this kind of vote would not be exposed to this risk. This could also put pressure on our Compensation Committee to reduce executive compensation below competitive levels.

        Adoption of Proposal 3 could lead to the loss of executive talent by creating the impression among the company's executive officers that their compensation opportunities could be limited or negatively affected by this practice, which could erode the long-term value of your investment.

  •
  We do not believe that this proposal would result in meaningful dialogue with stockholders

        If the goal of Proposal 3 is to provide the Board and management useful information about stockholder views of the company's senior executive compensation, your Board does not believe that this is an effective mechanism at our company.

        Waddell & Reed Financial, Inc. stock is held by thousands of individuals and institutional investors. The Compensation Committee is entrusted with making decisions on complex matters such as these on behalf of our diverse stockholder base. We believe that a simple "for or against" vote on the Compensation Committee Report and the executive compensation policies and practices set forth in the company's Compensation Discussion & Analysis does not equate to a meaningful dialogue with stockholders regarding their specific support or criticism of our executive compensation policies or practices.

        While the company supports the goal of giving stockholders the opportunity to provide feedback related to executive compensation policies or practices, we believe that direct communication with individual stockholders is a much more effective and accurate method of expressing support or criticism of our executive compensation policies and practices. Under the company's existing communication policies, any stockholder may communicate specific observations, support or objections to our executive compensation policies or practices directly with the Board, the Compensation Committee or any individual director. This provides for specific, meaningful feedback regarding the company's executive compensation policies and practices, including concerns related to a particular element of pay or a particular individual's compensation. The proposed advisory vote would require the Compensation Committee to speculate as to the meaning of stockholder approval or disapproval of the Compensation Committee Report and the executive compensation policies and practices set forth in the company's Compensation Discussion & Analysis in the proxy statement, and does not convey any meaningful specific criticism or support that the Compensation Committee could address.

        As of the date of our proxy statement, the Board is not aware of any of the company's peers listed in the company's Compensation Discussion & Analysis section of the proxy statement that have adopted a similar advisory vote, with one exception. Legislation regarding advisory votes on executive compensation is pending in Congress. If stockholder advisory votes on executive compensation are thought to be advisable, we believe that they should be implemented at all companies through appropriate legislation, not selectively directed.

        We have always strived to manage the company for the benefit of our stockholders, and will continue to do so in future years. I, along with your Board of Directors, urge you to vote AGAINST Proposal 3 when you submit your proxy for our 2010 annual meeting.

Sincerely,

Henry J. Herrmann Chief Executive Officer
P.S.
I encourage you to vote by telephone or Internet in order to reduce the company's mailing and handling expenses. Instructions for telephone and Internet voting can be found on the enclosed proxy card. If you prefer to vote by mail, simply follow the instructions for completing the card and mail it in the envelope provided. If you have any questions, please contact our proxy solicitor, Georgeson Inc., at (877) 255-0134.

 IMPORTANT INVESTOR INFORMATION FROM WADDELL & REED FINANCIAL, INC.

        The U.S. Securities and Exchange Commission (the "SEC") has approved a revised New York Stock Exchange rule that changes the manner in which you must vote in the election of directors at the upcoming Waddell & Reed Financial, Inc. 2010 Annual Meeting of Stockholders, if you hold shares of our common stock in "street name" through a broker, bank or other nominee.

        Under this revised rule, your shares held in street name will not be voted in the election of directors unless you (1) affirmatively communicate your voting instructions to your broker, bank, or other nominee before the date of the annual meeting, or (2) request and receive a legal proxy from your broker, bank or other nominee, complete the legal proxy, and present it in person at the annual meeting.

        To ensure that you are able to participate in the upcoming annual meeting, please review our 2010 proxy materials and complete the voting instructions sent to you for the annual meeting by your broker, bank or other nominee.

        As an owner of our common stock, it is your legal right to vote in the election of directors and other matters to be considered at the annual meeting. We hope you will exercise your legal rights and fully participate as a stockholder in the company's future.

        If you have any questions about this new rule or the proxy voting process in general, please contact the broker, bank, or other nominee where you hold your shares. You may also contact our Investor Relations Department at www.waddell.com by clicking on the "Corporate" tab or contacting Nicole McIntosh, our Director of Investor Relations, at (800) 532-2757.

On March 5, 2010, Waddell & Reed Financial, Inc. (the "Company") delivered electronic mail (the "E-mail") to all employee stockholders requesting that such stockholders vote their shares at the Company's 2010 Annual Meeting of Stockholders to be held April 7, 2010 (the "Annual Meeting").  The E-mail contains statements that may be deemed proxy soliciting materials for purposes of Regulation 14A under the Securities Exchange Act of 1934, as amended, in connection with the Annual Meeting.  The text of the E-mail is set forth below in its entirety:

Re:  Voting Your Waddell & Reed Financial, Inc. shares for the 2010 Annual Meeting

I am writing to ask each of you to vote your WDR shares for the 2010 Annual Meeting. You will be receiving a copy of Waddell & Reed Financial, Inc.’s 2010 Proxy Statement along with the proxy card. If you hold WDR shares in “street name” (i.e., through a bank or broker), you will also receive a voting instruction form from your bank or broker. We expect that many of you will receive multiple copies of the proxy materials, reflecting different ownership accounts you may have.

We would appreciate your support for the Company in voting your shares.  In particular, we are asking you to support management and the Board of Directors by voting AGAINST Proposal 3, a stockholder proposal regarding an advisory vote on executive compensation.  We believe that a vote AGAINST this stockholder proposal is in the best interests of our Company and its stockholders as set forth in the attached letter to stockholders.

•             If you hold your shares in record name (i.e., directly through our transfer agent, Computershare) and need assistance regarding your record accounts, please contact Nicole McIntosh at nmcintosh@waddell.com or Wendy Hills at whills@waddell.com.

•             On the other hand, if you hold your shares in street name (i.e., through Smith Barney, Merrill Lynch, or another broker or bank), the Company cannot access your account or provide you with a replacement voting instruction form. In this case, you will need to contact your broker or bank directly in order to obtain a replacement voting instruction form.

The Company would appreciate your support with a vote AGAINST Proposal 3.  If you have already voted your shares, no further action is required on your part.  Please contact Nicole or Wendy if you have additional questions.

The Company advises you to read the Company’s 2010 Proxy Statement because it contains important information regarding the 2010 Annual Meeting.  The Company filed its 2010 Proxy Statement with the SEC on February 26, 2010, and it is available free of charge at the SEC’s website at www.sec.gov or on the “Corporate” tab of the Company’s website at www.waddell.com.

Sincerely,

Henry J. Herrmann

Chief Executive Officer

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IMPORTANT INVESTOR INFORMATION FROM WADDELL & REED FINANCIAL, INC.